Research Agreement

This Research Agreement ("Agreement") effective as of May 8, 2000 ("Effective Date") made by and between MICROCIDE PHARMACEUTICALS, INC., a corporation organized and existing under the laws of California, and having its offices at 850 Maude Avenue, Mountain View, CA 94043, U.S.A. ("MPI") and Daiichi Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan, and having its offices at 16-13, Kita-Kasai 1-Chome, Edogawa-ku, Tokyo 134-8630, Japan ("Daiichi")

WITNESSETH THAT:

         WHEREAS, Daiichi and MPI jointly carried out research in finding pharmaceutical candidates in the field of bacterial efflux pump inhibitors ("EPIs") under JOINT RESEARCH AGREEMENT dated on November 6, 1995, which is supplemented by SUPPLEMENT TO THE JOINT RESEARCH AGREEMENT dated on March 25, 1998 and amended by AMENDMENT TO JOINT RESEARCH AGREEMENT dated on February 4, 2000 (collectively called "JRA"), until the end of March in 1999; and

         WHEREAS,   thereafter  Daiichi  and  MPI  respectively  are  conducting
Independent Research and MPI Independent Research (as respectively defined in the JRA) under JRA; and

         WHEREAS, Daiichi has looked for the contractor of research in the field of EPIs to carry out some studies on behalf of Daiichi; and

         WHEREAS, Daiichi decided to consign those studies to MPI and proposed MPI to carry out the studies regarding EPIs; and

         WHEREAS, MPI is willing to accept such proposal.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

                       ARTICLE 1. GENERAL SCOPE OF STUDIES

     1.1 During one (1) year period starting from the Effective Date ("Study Period"), MPI shall perform following studies ("Studies"), in accordance with the terms and conditions set forth in this Agreement and the protocols in Annex A attached hereto ("Protocols"):

1.   Medicinal  chemistry on [*].

2.   Characterization of synthesized compounds.

3. Surveillance and profiling of expression of efflux pumps (Mex pumps) in clinical isolates of Pseudomonas aeruginosa from western countries (at least U.S.A., Canada, and Europe).

4. Investigation of current trends and efficacy (satisfaction by physicians) in the treatment for Pseudomonas infections in western countries.

The parties may engage in good faith negotiation to adjust the contents of the Protocols from time to time.

     1.2 Daiichi agrees that MPI carries out the Studies in the Field (as defined in the JRA) under this Agreement notwithstanding the provision of
Section 10.7 (b) of JRA. MPI understands that the Studies carried out by MPI under this Agreement are a part of the Independent Research of Daiichi.


                           ARTICLE 2. COST AND PAYMENT

     2.1 As consideration for carrying out the Studies, Daiichi shall pay to MPI a total amount of [*] US dollars (US $[*]) in accordance with the following payment schedule.

     Within thirty (30) days after the Effective Date:
     [*] US dollars (US $[*])

     Within thirty (30) days after Daiichi's receipt of the final report pursuant to Section 3.1 below:
     [*] US  dollars (US $[*])

The above payment includes all applicable indirect costs due MPI. The actual costs incurred by MPI during the Study Period shall not exceed the research fee above. If the actual costs incurred by MPI for the Studies during the Study Period are lower than the research fee above, MPI shall refund to Daiichi an amount equal to the research fee paid by Daiichi to MPI less the actual costs incurred by MPI. Payment would be within ninety (90) days following the end of the Study Period.

[*] Confidential Treatment Requested

     2.2 All payments from Daiichi to MPI shall be made by bank wire transfer directed to:

                                       [*]

     2.3 MPI's chief financial officer (or designee) shall submit to Daiichi financial reports of expenditures incurred during the Study Period. The report shall be submitted, on quarterly basis, within thirty (30) days after the end of each financial quarter.

     2.4 MPI shall keep accurate records of MPI's actual costs incurred for the Studies during the Study Period. Such records shall be kept at MPI for at least five (5) years following the end of the Study Period. Such records will be available for inspection during one (1) year after the end of the Study Period, by an independent auditor of Daiichi for the purpose of verifying the financial reports mentioned in paragraph 2.3 hereof. Such inspection may be made no more than once a year at reasonable times mutually agreed by MPI and Daiichi. Daiichi's independent auditor will be obliged to execute a Confidentiality Agreement prior to commencing any such inspection. Inspections conducted under this paragraph shall be at the expense of Daiichi.

                     ARTICLE 3. RECORDKEEPING AND REPORTING

     3.1 MPI shall prepare and maintain complete and accurate records in writing generated from the Studies. MPI shall give Daiichi a progress report of the Studies every one (1) week hereof, and shall provide Daiichi in writing with a final report including all the results generated from the Studies ("Results") within thirty (30) days following the end of the Study Period.

     3.2 MPI shall preserve the originals of the raw data resulting from the Studies in MPI's facilities for five (5) years form termination of this Agreement.

                             ARTICLE 4. INFORMATION

     4.1 Promptly after the execution of this Agreement, Daiichi shall disclose in writing information possessed by Daiichi and which Daiichi considers necessary for the Studies ("Information").

     4.3 MPI agrees that the Information shall be used only for the purpose of carrying out the Studies hereunder, and that the Informaiton shall be used only within MPI's laboratories and shall not be made available, transferred or provided to any third party without Daiichi's prior written approval.

[*] Confidential Treatment Requested

                              ARTICLE 5. DISCUSSION

     5.1 Daiichi and MPI shall, from time to time, discuss the matter concerning the Studies and decide the plan of Studies. The meeting between Daiichi and MPI shall be held in August or September in 2000, and in February or March in 2001 to discuss the Results.

              ARTICLE 6. RESULTS AND NEW INVENTIONS AND DISCOVERIES

     6.1 Daiichi shall solely own the Results and MPI shall not use, have used and disclose any Results for any purpose other than performance of this Agreement.

     6.2 MPI shall disclose to Daiichi in writing any New Inventions or Discoveries promptly after the discovery of such New Inventions or Discoveries. "New Inventions or Discoveries" shall mean any patentable Results generated hereunder. Further in the event sufficient compound made by MPI remains after Studies, MPI shall provide Daiichi with such compound, together with the final report set forth in Section 3.1 hereof.

     6.3 Title to al New Inventions or Discoveries conceived or reduced to practice in the course of performance of this Agreement shall be solely owned by Daiichi.

                               ARTICLE 7. SECRECY

     7.1 MPI shall hold in confidence any information disclosed to it by Daiichi or generated hereunder, including, but not limited to, the Information and Results, and shall not disclose said information to any third party except to such of its employees and officers as have been made aware that said information is confidential and are bound to treat it as such and to whom disclosure is necessary in order to carry out the Studies, except:

         (a) information and data which at the time of disclosure by Daiichi are in the public domain;

         (b) information and data which after disclosure by Daiichi enter the public domain through no improper conduct of MPI;

         (c) information and data which prior to disclosure by Daiichi were already in the possession of MPI as evidenced by written records; or

         (d) information and data which subsequent to disclosure hereunder are obtained by MPI from third parties who are lawfully in possession of such information and data and who do not require MPI to refrain from disclosing such information and data to others.

     7.2 The obligation in this Article 7 shall survive for a period of ten (10) years after the termination of this Agreement.

                                 ARTICLE 8. TERM

     8.1 This Agreement shall become effective on the Effective Date and continue in full force and effect until completion of last payment by Daiichi as set forth in Section 2.1 hereof. Further, this Agreement may be extended by mutual written consent of the parties not less than thirty (30) days prior to the termination for the agreed period of time.

                  ARTICLE 9. RIGHTS AND DUTIES UPON TERMINATION

     9.1   Termination  of  this  Agreement   shall  terminate  all  outstanding
obligation and liabilities, between the parties from this Agreement except those described in Section 3.2, Article 6., Article 10. and Section 11.3. hereof.

     9.2 Upon the termination of this Agreement, MPI shall not use for any reason whatsoever or transfer to any third party the Compound provided to MPI hereunder without Daiichi's prior written consent. Daiichi may require that MPI either destroy or return to Daiichi the unused Compound provided to MPI.

                           ARTICLE 10. INDEMNIFICATION

     10.1 MPI shall indemnify and hold harmless Daiichi, its employees, officers and agents from and against all loss or expense by reason of any liability imposed by law upon Daiichi relating to the handling of the Compound or carrying out the Studies or any other work directly or indirectly relating to the Studies by MPI; provided that such loss or expense is not due to negligence or willful acts or omissions by Daiichi.

                            ARTICLE 11. MISCELLANEOUS

     11.1  Any   modification   and  addition  to  this   Agreement,   including
modifications in the Protocols, shall be valid only if they are confirmed in writing by the duly authorized officers of both parties hereto.

     11.2 This Agreement constitutes the full and complete agreement and understanding between the parties hereto regarding the subject matter hereof and shall supersede any and all prior written and oral agreements thereof.

     11.3 The terms and conditions of this Agreement shall be construed, interpreted, and enforced in accordance with the applicable statutes, without regard to choice of law rules, of the State of California. All disputes, controversies, or differences that may arise between the parties hereto, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be settled by arbitration. If the arbitration is initiated by Daiichi, it shall be held in Los Angeles, California USA in accordance with the International Arbitration Rules of the American Arbitration Association. If the arbitration is initiated by MPI, it shall be held in Tokyo, Japan in accordance with the rules of Japan Commercial Arbitration Association. The award shall be final and binding upon the parties hereto.

     11.4 Any notice required or permitted under this Agreement shall be sent by registered air mail, provided, however, that as for urgent matters facsimile may be used, in which case the issuing party shall confirm its notice by registered air mail. Said notice shall be sent to the following address of the receiving party:

Daiichi Pharmaceutical Co., Ltd.            Microcide Pharmaceuticals, Inc.
New Product Research Laboratories I
16-13, Kita-Kasai 1-Chome                   850 Maude Ave. Mountain View,
Edogawa-ku, Tokyo 134-8630 Japan            California
Attention: Isao Hayakawa                    Attention: James E. Rurka
Director                                    President and CEO
Telephone No.: (3)-5696-8232                Telephone No.: (650)-428-3525
Facsimile No.: (3)-5696-8344                Facsimile No.: (650)-428-3545

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date first above written in duplicate original, one (1) original to be retained by each party hereto.


DAIICHI PHARMACEUTICAL CO., LTD.            MICROCIDE PHARMACEUTICALS, INC.

By:  /S/  Kiyoshi Morita                    By:  /S/  James Rurka
     ----------------------                      ----------------------

Name:  Kiyoshi Morita                       Name:  James Rurka
       --------------------                        --------------------

Title:  President                           Title:  President and CEO
        -------------------                         -------------------

Date:  May 8, 2000                          Date:  April 20, 2000
       --------------------                        --------------------

                                     ANNEX A

The main goal of this project is to obtain potent and diverse compounds that are specific inhibitors [*]. Compounds synthesized and Patents filed in the term of this contractual study will belong to Daiichi.

                                      [*]

The areas in which research will be carried out are:

     1.   Medicinal chemistry on [*]

The target compounds to be initially synthesized will be determined by Daiichi with additional, more detailed information about structure-activity-relationship being assessed at Daiichi before the Studies. Daiichi shall organize chemistry plans for compounds which will be synthesized in the Studies. Compounds synthesized at MPI will be sent to Daiichi after appropriate characterization at MPI.

     2.   Characterization of synthesized compounds

Preliminary characterization will be performed on all compounds synthesized. The method for characterization should be determined by both parties prior to start of the contractual study. Compounds with sufficient activity will be submitted for pharmacological studies (serum protein binding, pk and in vivo efficacy) as jointly deemed appropriate.

     3. Surveillance and profiling of expression of efflux pumps (Mex pumps) in clinical isolates of Pseudomonas aeruginosa from western countries (at least USA, Canada, and Europe).

MPI will collect appropriate numbers of clinical isolates of P. aeruginosa from western countries. Those strains should consist of quinolone-sensitive and -resistant isolates, and reflect the distribution of isolates in the clinical setting. Characterization of the isolates will be performed at both MPI and Daiichi. These studies are aimed at assessment for overall potential [*].

(MPI will perform this item within the range of costs of less than US $[*]. However, larger studies, if jointly deemed appropriate, will have to be funded separately by Daiichi.)

[*] Confidential Treatment Requested

     4.   Investigation   of  current  trends  and  efficacy   (satisfaction  by
          physicians) in the treatment for Pseudomonas infections in western countries.

Approaches for this item could be sequential and initiated at appropriate times depending upon the success of the research.

          a.)  MPI  will  discuss  with  infectious   diseases  experts  on  its
               scientific advisory board the current state of therapy for P. aeruginosa and opportunities [*].

          b.) MPI scientists will discuss these issues with a larger group of clinicians and pharmacy practitioners in telephone interviews and at meetings, and send a report to Daiichi.

          c.) MPI could ask its infectious disease consultant to survey a number of colleagues and write a report.

          d.) MPI could identify an existing marketing report that covers these issues and which could be purchased by Daiichi.

          e.) MPI could commission a marketing consultant to carry out a study and write a report.

MPI will carry out a) and b) under the terms of the contract; the remaining approaches could be setup and monitored by MPI but would require separate funding by Daiichi.

[*] Confidential Treatment Requested